Exhibit 99

Company Press Release dated July 29, 2015

NEWS RELEASE

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm-bank.com.	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

SECTION 1

SECTION 2 FARMERS & MERCHANTS BANCORP REPORTS

SECTION 3 2015 SECOND-QUARTER AND FIRST-HALF FINANCIAL RESULTS

ARCHBOLD, OHIO, July 29, 2015 Farmers & Merchants Bancorp, Inc. (OTCQX: FMAO) today reported financial results for the 2015 second quarter and first half ended June 30, 2015.

2015 Second Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	49 consecutive quarters of profitability

•	Quarterly cash dividend increased 4.8% - representing annual dividend increases since 2004

•	Net interest income increased 5.0% to $7,235,000

•	Noninterest income up 4.2% to $2,699,000

•	Noninterest expenses were 5.6% higher

•	Net income for the 2015 first half improved 9.7% to $4,948,000 and for the 2015 second quarter increased 1.7% to $2,597,000

•	Earnings per basic and diluted share for the 2015 first half improved 10.3% to $1.07 and for the 2015 second quarter increased 1.8% to $0.56

•	Tangible equity increased 2.3% from December 31, 2014

•	Announced construction of a new branch in Ft. Wayne, Indiana beginning in the third quarter

Paul S. Siebenmorgen, President and Chief Executive Officer, stated, “Profitability continues to increase despite a slow economic recovery, competitive marketplace, and continued low interest rate environment. The improvement in earnings is a result of our diversified sources of income and prudent expense management. While we have experienced higher operating expenses primarily due to higher salaries and wages, we have managed other general and administrative expenses and significantly reduced our cost of funds. Our net interest margin expanded 6 basis points in the 2015 first half to 3.45%, primarily due to lower funding costs. The improvement in net interest margin was offset by lower earning asset balances. If interest rates remain low, we expect interest income to increase throughout the remainder of the year as our loan balances grow.”

Income Statement

Net income for the 2015 second quarter ended June 30, 2015 was $2,597,000, or $0.56 per basic and diluted share compared to $2,554,000, or $0.55 per basic and diluted share for the same period last year. The 1.7% improvement in net income for the 2015 second quarter was primarily due to a 4.2% increase in noninterest income, and a 10.2% reduction in interest expense, offset by a 5.6% increase in noninterest expenses.

Net income for the 2015 first half was $4,948,000, or $1.07 per basic and diluted share compared to $4,511,000, or $0.97 per basic and diluted share for the period ended June 30, 2014. The 9.7% improvement in net income for the 2015 six month period was primarily due to an 8.6% increase in noninterest income, and a 9.7% reduction in interest expense, offset by a 5.7% increase in noninterest expenses.

Loan Portfolio and Asset Quality

Total loans at June 30, 2015 were $620,591,000, compared to $621,926,000 at December 31, 2014 and $597,839,000 at June 30, 2014. While down slightly year-to-date, total loans are up 3.8% year-over-year, primarily due to a 4.9% increase in commercial real estate loans, a 17.3% increase in agricultural loans, and a 10.2% increase in agricultural real estate loans, offset by a 9.6% reduction in consumer real estate loans.

Asset quality remains strong as the company’s provision for loan losses for the 2015 second quarter was $183,000, a 58.8% reduction from the 2014 second quarter. The provision for loan losses for the 2015 first half was $297,000, a 65.9% reduction from the same period a year ago. The allowance for loan losses to nonperforming loans was 192.5% at June 30, 2015, compared to 426.9% at June 30, 2014. Net charge-offs for the 2015 second quarter were $233,000, or 0.04% of average loans, compared to $106,000 or 0.02% of average loans, for the 2014 second quarter. Year-to-date, net charge-offs were $275,000, or 0.04% of average loans outstanding, compared to $403,000, or 0.07% of average loans outstanding for the same period last year.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased to $111,594,000 as of June 30, 2015, compared to $109,034,000 at December 31, 2014 and $104,834,000 at June 30, 2014. On a per share basis, tangible stockholders’ equity increased 6.5% to $25.08 at June 30, 2015 from $23.56 at December 31, 2014 and $22.72 at June 30, 2014. The increase is the result of growth in retained earnings and higher year-to-date profitability. At June 30, 2015, the company had a Tier 1 leverage ratio of 11.90%, up from 11.01% at June 30, 2014.

For the 2015 first half, the company has declared cash dividends of $0.43 per share, which represents a dividend payout ratio of 38.9% and includes a $0.01, or 4.8% increase in the quarterly dividend rate in the 2015 second quarter.

Mr. Siebenmorgen concluded, “We are excited about the long-term opportunities we have in our current and future markets. F&M has a strong deposit base and market share in our communities, which allows us to expand our footprint to higher growth regions. In June we announced plans to begin construction for our 23rd branch that will be located in Ft. Wayne, Indiana. This will be our fourth bank location in northeastern Indiana and we look forward to offering our financial products and services to this large and growing market when we finish construction sometime in early 2016. The wet weather in northwest Ohio and northeast Indiana has impacted the 2015 growing season and we are ready to support our agricultural customers and communities with financial resources as they look to recover from this difficult period. We are working on converting our pipeline of potential loans into income generating assets and expect our loan portfolio to grow throughout the remainder of 2015, while we remain prudent in our risk and expense management.”

About Farmer & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 22 offices, with expansion underway in the greater Ft. Wayne, Indiana market. Our locations are in Fulton, Defiance, Henry, Lucas, Williams, and Wood counties in northwest Ohio. In Northeast Indiana we have offices located in DeKalb and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.

	Condensed Consolidated Statement of Income & Comprehensive Income (in thousands of dollars, except per share data)
	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Interest Income
Loans, including fees	$7,163	$6,977	$14,257	$13,654
Debt securities:
U.S. Treasury and government agency	620	759	1,216	1,671
Municipalities	458	522	905	1,047
Dividends	37	40	74	83
Federal funds sold	3	1	5	1
Other	8	4	16	7

Total interest income	8,289	8,303	16,473	16,463
Interest Expense
Deposits	808	905	1,605	1,783
Federal funds purchased and securities sold under agreements to repurchase	63	65	124	127
Borrowed funds	—	—	—	4

Total interest expense	871	970	1,729	1,914

Net Interest Income - Before provision for loan losses	7,418	7,333	14,744	14,549
Provision for Loan Losses	183	444	297	872

Net Interest Income After Provision
For Loan Losses	7,235	6,889	14,447	13,677
Noninterest Income
Customer service fees	1,424	1,278	2,783	2,524
Other service charges and fees	965	928	1,879	1,720
Net gain on sale of loans	173	203	348	292
Net gain on sale of available-for-sale securities	137	180	246	302

Total noninterest income	2,699	2,589	5,256	4,838
Noninterest Expense
Salaries and Wages	2,714	2,456	5,369	4,891
Employee benefits	687	720	1,751	1,565
Net occupancy expense	368	271	723	575
Furniture and equipment	427	399	849	793
Data processing	320	324	649	638
Franchise taxes	187	195	374	391
Net loss on sale of other assets owned	5	19	11	58
FDIC Assessment	119	130	238	262
Mortgage servicing rights amortization	103	84	183	166
Other general and administrative	1,451	1,444	2,799	2,910

Total noninterest expense	6,381	6,042	12,946	12,249

Income Before Income Taxes	3,553	3,436	6,757	6,266
Income Taxes	956	882	1,809	1,755

Net Income	$2,597	$2,554	$4,948	$4,511

Other Comprehensive Income (Loss)(Net of Tax):
Net unrealized gain (loss) on available-for-sale securities	(1,824)	1,464	(94)	563
Reclassification adjustment for gain on sale of available-for-sale securities	(137)	(180)	(246)	(302)

Net unrealized gains (loss) on available-for-sale securities	(1,961)	1,284	(340)	261
Tax effect	(667)	(437)	(116)	(89)

Other Comprehensive Income (Loss)	(1,294)	847	(224)	172
Comprehensive Income	$1,303	$3,401	$4,724	$4,683

Earnings Per Share - Basic and Diluted	$0.56	$0.55	$1.07	$0.97

Weighted Average Shares Outstanding	4,608,453	4,626,309	4,615,846	4,632,054

Dividends Declared	$0.22	$0.21	$0.43	$0.42

See Notes to Condensed Consolidated Unaudited Financial Statements

	Condensed Consolidated Balance Sheets (in thousands of dollars)
	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Cash and due from banks	$21,073	$22,246
Federal Funds Sold	1,014	2,049

Total cash and cash equivalents	22,087	24,295
Securities - available-for-sale	253,607	248,492
Other Securities, at cost	3,717	3,717
Loans, net	614,664	616,021
Premises and equipment	20,261	20,300
Goodwill	4,074	4,074
Mortgage Servicing Rights	2,028	2,023
Other Real Estate Owned	1,098	1,094
Other assets	21,027	21,197

Total Assets	$942,563	$941,213

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$160,077	$164,009
Interest-bearing
NOW accounts	183,376	179,862
Savings	225,356	223,189
Time	192,839	195,500

Total deposits	761,648	762,560
Federal funds purchased and securities sold under agreements to repurchase	57,983	55,962
Dividend payable	1,007	965
Accrued expenses and other liabilities	5,033	7,233

Total liabilities	825,671	826,720

Commitments and Contingencies
Stockholders’ Equity
Common stock - No par value - 6,500,000 shares authorized 5,200,000 shares issued	13,102	12,222
Treasury Stock - 591,547 shares 2015, 572,662 shares 2014	(13,165)	(11,928)
Retained earnings	116,735	113,755
Accumulated other comprehensive income	220	444

Total stockholders’ equity	116,892	114,493

Total Liabilities and Stockholders’ Equity	$942,563	$941,213

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Selected financial data	2015	2014	2015	2014
Return on average assets	1.10%	1.07%	1.05%	0.94%
Return on average equity	8.90%	9.33%	8.52%	8.28%
Yield on earning assets	3.85%	3.80%	3.85%	3.82%
Cost of interest bearing liabilities	0.53%	0.53%	0.53%	0.53%
Net interest spread	3.32%	3.27%	3.32%	3.29%
Net interest margin	3.45%	3.37%	3.45%	3.39%

	June 30, 2015	June 30, 2014
Efficiency	65.37%	63.76%
Tier 1 capital to average assets	11.90%	11.01%
Tangible book value per share	$25.08	$22.72
Dividend payout ratio	38.90%	42.96%

	June 30,	June 30,
Loans	2015	2014
(Dollar amounts in thousands)
Commercial real estate	$279,002	$265,902
Agricultural real estate	$52,614	$47,745
Consumer real estate	$86,641	$95,863
Commercial and industrial	$95,370	$98,292
Agricultural	$74,352	$63,393
Consumer	$25,160	$22,481
Industrial Development Bonds	$7,452	$4,163

	$620,591	$597,839

	June 30,	June 30,
Asset quality data	2015	2014
(Dollar amounts in thousands)
Non-accrual loans	$3,063	$1,327
Troubled debt restructuring	$1,300	$964
90 day past due and accruing	$—	$—
Non-performing loans	$3,063	$1,327
Other real estate owned	$1,098	$1,541
Non-performing assets	$4,161	$2,868

(Dollar amounts in thousands)
Allowance for loan and lease losses	$5,927	$5,663
Allowance for loan and lease losses/total loans	0.96%	0.95%
Net charge-offs:
Quarter-to-date	$233	$106
Year-to-date	$275	$403
Net charge-offs to average loans
Quarter-to-date	0.04%	0.02%
Year-to-date	0.04%	0.07%
Non-performing loans/total loans	0.49%	0.22%
Allowance for loan and lease losses/non-performing loans	192.52%	426.85%